Exhibit 10.2

FORM OF AMENDMENT TO CHANGE-IN-CONTROL SEVERANCE AGREEMENT

[Note to Draft: This is the Amendment for Bisson, Davi, Kanouff.]

THIS AMENDMENT, dated as of December 18, 2008, by and between SeaChange International, Inc., with its principal place of business at 50 Nagog Park, Acton, MA 01720 (the “Company”) and                                          (the “Executive”).

WHEREAS, the Company and the Executive have entered into a Change-In-Control Severance Agreement dated as of             , 2006 (the “Agreement”);

WHEREAS, the Compensation and Stock Option Committee of the Board of Directors of the Company has authorized the amendment of such Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and treasury regulations thereunder (“Section 409A”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. The following is added as new Section 2.4:

2.4 The Company and the Executive acknowledge and agree that the provisions for payments and benefits or reimbursements in Sections 2.2 and 3.1 of this Agreement (the “Deferred Compensation”) may constitute a “nonqualified deferred compensation plan” that is subject to Section 409A. The Company and the Executive intend to administer the Deferred Compensation in a manner that at all times is either exempt from or complies in form and operation with the applicable limitations and standards of Section 409A. Therefore, notwithstanding anything else contained herein, the following limitations are expressly imposed with respect to the Deferred Compensation.

(d) The Executive’s entitlement to receive or begin receiving payment of the Deferred Compensation is conditioned upon the Executive’s separation from service. For this purpose, the Executive shall have separated from service if and only if his level of services to the Company and its affiliates decreases and is expected to remain at a level equal to twenty percent (20%) or less of the average level of services performed by the Executive during the immediately preceding 36-month period.

(e) If the Executive is a “specified employee” as defined in Section 409A with respect to the Company upon his separation from service, then any payment required hereunder, to the extent such payment would constitute deferred compensation for purposes of Section 409A that is payable on account of the

Executive’s separation from service, shall be deferred and shall not be paid to the Executive until the date that is the later of (1) the date such payment is due under the terms of this Agreement, or (2) 6 months and 1 day following the date of the Executive’s separation from service.

(f) It is intended that each installment, if any, of the payments and benefits constituting Deferred Compensation shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements that are taxable income to the Executive shall in no event be paid later than the last day of the second taxable year following the taxable year in which the Executive separated from service. With regard to any provision herein for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

2. In all other respects, the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the day and year first set forth above.

SEACHANGE INTERNATIONAL, INC.

By:
Name:
Title:

[Name of Employee], Individually